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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

                       Commission File Numbers: 000-27339

(Check One) [ ]Form 10-K and Form 10-KSB [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q and Form 10-QSB [ ] Form N-SAR

                      For Period Ended: September 30, 2001
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[ ] Transition Report on From 10-K           [ ] Transition Report on From 20-F
[ ] Transition Report on From 11-K           [ ] Transition Report on From 10-Q
[ ] Transition Report on From N-SAR


              For the Transition Period Ended: ___________________


         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                        PART I -- REGISTRANT INFORMATION


                                 BEPARIKO BIOCOM
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                             Full Name of Registrant



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                            Former Name if Applicable


                              150 West 46th Street,
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            Address of Principal Executive Office (Street and Number)


                          New York New York, USA 10034
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                            City, State and Zip Code


                       PART II -- RULES 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                              PART III -- NARRATIVE

The Registrant was unable to file its Quarterly Report on Form 10-QSB for the fiscal period ended September 30, 2001 within the prescribed time period for the following reason: The Registrant has been engaged in due diligence reviews in connection with a proposed acquisition and a proposed financing arrangement and has been unable to compile all pertinent information to complete the quarterly filing nor complete providing the Registrant's accountant with all of the accounting information necessary to complete the quarterly report.


                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification.


Shai Stern                               917          450-8997
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(Name)                               (Area Code)      (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

         [ X ]  Yes                 [  ]  No

(3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [  ]  Yes                  [ X ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if separate, state the reasons why a reasonable estimate of the results cannot be made.


                                 BEPARIKO BIOCOM
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:    November 14 2001                    By: /s/  "Shai Stern"
                                                 -------------------------------
                                                 Shai Stern
                                                 President


                                    ATTENTION
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        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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